EXHIBIT 21

Airgas, Inc. and Subsidiaries

Corporation Name	Domicile

Airgas Canada, Inc.	Canada
Airgas Carbonic, Inc.	DE
Airgas Data, LLC	DE
Airgas East, Inc.	DE
Airgas Great Lakes, Inc.	DE
Airgas Gulf States, Inc.	DE
Airgas Intermountain, Inc.	CO
Airgas International, Inc.	VI
Airgas Mid America, Inc.	DE
Airgas Mid South, Inc.	DE
Airgas Nor Pac, Inc.	DE
Airgas Northern California & Nevada, Inc.	DE
Airgas North Central, Inc.	DE
Airgas S.A. de C.V.	Mexico
Airgas Safety, Inc.	DE
Airgas South, Inc.	DE
Airgas Southwest, Inc.	DE
Airgas Specialty Gases, Inc.	TX
Airgas West, Inc.	CA
ATNL, Inc.	DE
Nitrous Oxide Corp.	DE
Radnor Funding Corp.	DE
Red-D-Arc, Inc.	NV
Red-D-Arc Limited	Canada
Rutland Tool & Supply Co., Inc.	CA